Exhibit 10.1

FOURTH AMENDED AND RESTATED

MERCHANT AGREEMENT

BETWEEN

NAUTILUS, INC.

AND

HSBC BANK NEVADA, NATIONAL ASSOCIATION

Dated as of October 27, 2008

Effective as of January 1, 2009

FOURTH AMENDED AND RESTATED

MERCHANT AGREEMENT

This Fourth Amended and Restated Merchant Agreement (“Agreement”) is made and entered into as of the 27th day of October, 2008, and is effective as of January 1, 2009 (“Effective Date”), by and between HSBC BANK NEVADA, NATIONAL ASSOCIATION (herein “HSBC”), with its principal place of business at 1111 Town Center Drive, Las Vegas, NV 89144 and NAUTILUS, INC., a Washington corporation (herein “Merchant”), with its principal place of business at 16400 SE Nautilus Drive, Vancouver, WA 98683.

Whereas, the parties executed that certain Merchant Agreement dated February 4, 1997, as amended by that First Amended and Restated Merchant Agreement dated as of January 27, 1999 and as further amended by that Second Amended and Restated Merchant Agreement dated as of February 23, 2000 and as further amended by that Third Amended and Restated Merchant Agreement dated as of January 17, 2005 (collectively referred to as the “Existing Program Agreement”), and

Whereas, the parties desire to further amend and restate the Existing Program Agreement to reflect certain changes, all as more fully set forth herein.

Now, therefore, in consideration of the mutual promises, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Merchant and HSBC agree as follows:

ARTICLE 1 - DEFINITIONS

Section 1.1 Definitions.

In addition to the words and phrases defined above, the following words and phrases shall have the following meanings:

(a) “Account” means a private label revolving credit card account established by HSBC for the Cardholder to be used by the Cardholder to finance the purchase of Goods from Merchant pursuant to the terms of the Cardholder Agreement.

(b) “Adjustment Date” means the first business day of each calendar quarter, beginning January 1, 2009.

(c) “Affiliate” means any entity that is owned by, owns, or is under common control with, a party or its ultimate parent.

(d) “Applicable Law” means collectively or individually any applicable law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion or interpretation.

(e) “APR” means annual percentage rate.

(f) “Authorization” means permission from HSBC to make a Card Sale.

(g) “Authorization Center” means the facility designated by HSBC as the facility to provide authorization to Merchant to make Card Sales.

(h) “Base LIBOR” means 2.89%.

(i) “Base Liquidity Spread” means *%.

(j) “Business Day” means any day except Saturday or Sunday or a day on which banks are closed in the State of Nevada.

(k) “Card” means the private label credit card issued by HSBC for the Program.

(l) “Cardholder” means (i) the person in whose name an Account is opened, and (ii) any other authorized users of the Account and Card.

(m) “Cardholder Agreement” means as to any Account, the related agreement between the Cardholder and HSBC, governing the terms and conditions of such Account, as such agreement may be amended from time to time by HSBC.

(n) “Card Sale” means any sale of Goods that Merchant makes to a Cardholder pursuant to this Agreement and the Cardholder Agreement that is charged to an Account.

(o) “Chargeback” means the return to Merchant and reimbursement to HSBC of a Sales Slip or Card Sale for which Merchant was previously paid.

(p) “Commencement Date” means the first date that HSBC funds a Card Sale.

(q) “Confidential Information” means consumer reports and information derived from consumer reports, and a compilation of such records, but not including any such records that do not personally identify an individual, and all information, software, systems and data that Merchant receives from HSBC or from any other source relating to the Program and matters which are subject to the terms of this Agreement, including, but not limited to, Cardholder names and addresses or other Account information, in any form.

(r) “Credit Slip” means evidence of a credit in a paper or electronic form for Goods purchased from Merchant.

(s) “Current LIBOR” means LIBOR determined as of the Adjustment Date, which shall be determined by the LIBOR for the month prior to the Adjustment Date.

(t) “Current Liquidity Spread” means the Liquidity Spread as of the Adjustment Date.

(u) “Effective Date” means January 1, 2009.

(v) “Goods” means fitness equipment and other related products and services sold by Merchant in the ordinary course of Merchant’s business to individual consumers for personal, family or household purposes, and certain warranties expressly authorized by HSBC.

(w) “LIBOR” means the Business Daily average, for the applicable calendar month, of the one year London Interbank Offered Rate as published by Bloomberg Financial Markets.

(x) “LIBOR Adjustment” means the result of the appropriate Multiplier for the appropriate plan or promotion, multiplied by the LIBOR Spread.

(y) “LIBOR Spread” means the difference between Current LIBOR and Base LIBOR.

(z) “Liquidity Spread” means the spread determined internally by HSBC in its discretion for purposes of general application to merchant programs similarly situated to Merchant.

(aa) “Liquidity Spread Adjustment” means the result of the appropriate Multiplier for the appropriate plan or promotion, multiplied by the difference between the Current Liquidity Spread and the Base Liquidity Spread.

(bb) “Month” means a calendar month unless used in connection with a Promotional Credit Plan period.

(cc) “Multiplier” means the multiplier set forth in Schedule 2.2 for each plan or promotion.

(dd) “Net Card Sales” means gross Card Sales, minus Normal Business Returns and Chargebacks, during the specified period of time.

(ee) “Net Monthly Card Sales” means gross Card Sales, minus Normal Business Returns and Chargebacks, for a given Month.

(ff) “Normal Business Return” means a full refund (i.e., price plus original tax, and shipping and handling if applicable) given in the ordinary course of business by Merchant for (i) a returned product, (ii) a damaged or defective product (iii) a package that is returned marked “undeliverable”, or (iv) a cancellation of services.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted PORTIONS.

(gg) “Operating Instructions” means the manual provided to Merchant explaining the operation of the Program and periodic instructions sent to Merchant explaining modifications or updates to Program operations.

(hh) “Prime Rate” means the highest Prime Rate published in The Wall Street Journal “Money Rates” section.

(ii) “Program” means the private label revolving credit card program associated with Merchant whereby Accounts will be established and maintained by HSBC, Cards issued by HSBC to qualified consumers purchasing Merchant’s Goods, and Card Sales funded all pursuant to the terms of this Agreement.

(jj) “Program Year” means any consecutive twelve (12) Month period commencing on the first day of funding of Accounts after the Effective Date and each subsequent twelve (12) Month period.

(kk) “Promotional Credit Plan” means one of the promotional credit plans set forth in the Cardholder Agreement.

(ll) “Proprietary Designations” means name, logo, trademarks, servicemarks and any other proprietary designations.

(mm) “Sales Slip” means evidence of a Card Sale in paper or electronic form for Goods purchased from Merchant.

(nn) “Terminal” means an electronic terminal or computer capable of communicating by means of an on-line or dial-up electronic link with an Authorization Center.

(oo) “United States” shall mean the 50 United States and the District of Columbia, but excluding all other territories and possessions of the United States.

ARTICLE 2 – ESTABLISHMENT OF PROGRAM AND PROGRAM ECONOMICS

Section 2.1 General Parameters.

Merchant and HSBC had agreed that HSBC would make financing available to customers of Merchant purchasing Goods from Merchant under the Existing Merchant Agreement. Merchant and HSBC agree that HSBC shall continue to make financing available to individual qualified consumers in the United States purchasing Goods from Merchant, and the parties shall participate in the Program in accordance with the terms and conditions set forth in this Agreement. The parties agree that this Agreement shall supercede and replace the Existing Merchant Agreement.

Section 2.2 Credit Programs and Discounts.

HSBC shall offer a standard credit program and an extended credit program; provided, however, that either party may terminate the extended credit program upon ninety (90) days prior written notice to the other party. Each Sales Slip or Card Sale generated pursuant to a standard revolving plan or Promotional Credit Plan under the standard credit program or extended credit program shall be subject to a discount fee as set forth on Schedule 2.2. Schedule 2.2 may also be modified from time to time by mutual agreement of the parties. If there is a significant change in the regulatory environment, the parties agree to negotiate in good faith any proposed changes to Schedule 2.2.

Section 2.3 Credit Review; Ownership of Accounts.

All completed applications for Accounts submitted by Merchant to HSBC, whether mailed, telephoned or electronically transmitted, will be processed and approved or declined in accordance with such credit criteria and procedures established from time to time by HSBC, with HSBC having and retaining all rights to reject or accept such applications. HSBC will only accept applications for revolving credit pursuant to the credit card it issues for individual, personal, family or household use. HSBC or its Affiliates shall own the Accounts, as well as the information associated with the Accounts, including names, mailing addresses, and e-mail addresses, and shall bear the credit risk for such Accounts. HSBC shall share such information with Merchant to the extent allowed by Applicable Law. HSBC shall not be obligated to take any action under an Account, including making future advances or credit available to Cardholders. HSBC shall not be obligated to accept applications for a Card or to approve any Card Sale for consumers who do not have their principal residence and billing address in the fifty United States or the District of Columbia, Puerto Rico, the Virgin Islands, Guam or Samoa.

Section 2.4 Exclusive Relationship.

During the term of this Agreement, Merchant shall not issue, arrange to issue, or accept, in the United States, any private label credit card or account other than the Card, under any of Merchant’s names or logos, except with respect to Applications declined by HSBC.

Section 2.5 Sales, Gross Receipts and Privilege Tax Refunds, Deductions and Credits.

HSBC and Merchant agree to pursue sales, gross receipts and privilege tax refunds, deductions, and credits pursuant to the attached Schedule 2.5, which is incorporated herein by reference.

ARTICLE 3 - MARKETING

Section 3.1 Promotion of Program.

Merchant shall actively promote the Program. To the extent Merchant displays materials for credit or charge cards issued by other parties, it shall display the advertising and promotional materials relating to the Card in a manner and with a frequency equal to or greater than that accorded any other third party credit or charge card. Merchant shall prominently display at each of its locations, if appropriate, advertising and promotional materials relating to the Card, including, without limitation, take-one applications for the Card and use or display such materials in accordance with any specifications mutually agreed to by HSBC and Merchant. Such materials shall be used only for the purpose of soliciting accounts for the Program. Any solicitation, written material, advertising or the like relating to the credit terms and credit products offered pursuant to the Program shall receive HSBC’s prior review and written approval. If HSBC prepares any such material at Merchant’s request, HSBC will charge Merchant and Merchant agrees to pay for any such material. Such review and approval by HSBC shall be limited to the review and approval of the credit terms and credit products and shall not be construed as review or approval of any advertising or solicitation materials for any other purpose or for compliance with any provisions of any local, state or federal advertising laws not related to credit terms or credit products. Following termination of this Agreement, Merchant shall not use any such materials.

Section 3.2 Card Promotions, Services and Enhancements.

HSBC and Merchant may from time to time mutually agree to offer to existing or potential Cardholders additional credit promotions, additional services and/or enhancements. The terms of such promotions, services and enhancements shall be mutually agreed upon by HSBC and Merchant and are subject to change or discontinuance by HSBC.

ARTICLE 4 – CUSTOMER TERMS

Section 4.1 Annual Percentage Rate

The APR to be charged on purchases with the Card shall be 21.8% for the Standard APR, or 25.8% for the Default APR. The APR shall not exceed the maximum interest rate allowable by Applicable Law.

Section 4.2 Late Fees

A late fee of $39.00 may be charged for payments not received by the payment due date listed in the Cardholder Agreement.

Section 4.3 Minimum Payment

The minimum monthly payment shall be 1.5% of the principal balance plus current billed finance charges plus any current billed fees, or $10, whichever is greater.

Section 4.4 Change of Terms

HSBC may change the terms in this Article 4 upon 30 days prior written notice to Merchant.

ARTICLE 5 - OPERATIONAL RESPONSIBILITIES

Section 5.1 Consumer Transactions.

Merchant shall honor all valid Cards without discrimination, when properly presented by Cardholders for payment of Goods.

Section 5.2 Surcharges and Differential Treatment.

Merchant shall not require, through an increase in price or otherwise (other than price increases in Merchant’s Goods of general application applied equally to Cardholders and non- Cardholders), any Cardholder to pay any surcharge at the time of sale or pay any part of any charge imposed by HSBC on Merchant. Merchant shall not provide any discounts to customers for using cash or any other tender or credit device that is also not provided to customers using the Card.

Section 5.3 Forms and Cards.

HSBC shall provide, and Merchant shall only use, the applications, Sales Slips, Credits Slips, and Cardholder Agreements (collectively, the “Cardholder Documents”) as are provided by HSBC , and not use any Cardholder Documents provided by HSBC other than in connection with an application for a Card or a Card transaction. When provided by HSBC with a new edition of forms with the instruction to replace the previous editions with the new editions by a certain date, Merchant shall do so in accordance with the instructions. HSBC and Merchant shall agree upon the design of Cards and applications. HSBC shall be responsible for card production and issuance and will pay for the issuance of Cards to Cardholders. The terms and conditions set forth on the applications, Cardholder Agreements, and other forms shall be determined by HSBC and are subject to change by HSBC from time to time.

Section 5.4 Applications.

Merchant shall, with respect to paper applications that it accepts in its stores:

(a)	make sure all information requested on the application is complete and legible;

(b)	obtain the signature on the application of all persons whose name will appear on the Account or will be responsible for the Account;

(c)	give the applicant the initial disclosures at the time of signing the application/agreement prior to the first transaction under the Account;

(d)	obtain and provide verification of the applicant’s identity and current address by (i) witnessing the signature on the application of each person whose name will appear on the Account or who will be responsible for the Account; and (ii) reviewing one of the following: a current drivers license containing the applicant’s photo, a current government issued identification card containing the applicant’s photo, a valid US Government issued military identification containing the applicant’s photo, a valid United States Passport containing the applicant’s photo, or a valid United States Alien Registration Card (Green Card) containing the applicant’s photo and confirming that the photo on such identification reasonably matches the applicant; and (iii) reviewing an unexpired major credit card (e.g. American Express, VISA, MasterCard, Discover or major private label credit card) and confirming that the signature on such credit card reasonably matches the signature on the application; and (iv) recording on the application where designated the drivers license number or the card type, place of issuance, and, if any, date of issuance and expiration date of such identification, as well as the address if the address differs from the address on the application;

(e)	provide all information required by HSBC for approval of applications and legibly insert the Account number and approval number on the application in the designated area; and

(f)	send the actual original approved signed application to HSBC at HSBC’s address on page one above or such other address designated by HSBC within five (5) Business Days of approval of the application by HSBC.

(g)	With respect to Telephone Applications, Merchant shall:

(i)	Request all information required by HSBC for such applications;

(ii)	Make sure all information requested on the Telephone Application is complete;

(iii)	Give the applicant the applicable initial disclosures at the time the Telephone Application information is requested or such other disclosures as may be required by HSBC from time to time;

(iv)	Provide all information required by HSBC from time to time for approval of Applications by telephone or other electronic transmission;

(v)	Designate on the Application and/or enter into the Terminal that it was a Telephone Application and Card Sale;

(vi)	Not submit to HSBC for funding any Sales Slip resulting from a telephone or mail order Card Sale until not less than five (5) Business Days after receipt by Merchant and approval by HSBC of the Telephone or Mail Order Application; and

(vii)	Merchant represents and warrants that in connection with telephone solicitations, it has adopted such policies and procedures to ensure compliance with all applicable federal and state laws, regulations or rules relating to telemarketing and/or telephone solicitations including but not limited to the Telephone Consumer Protection Act of 1991 (“TCPA”) 42 USC 227 and 152(b); Chapter I, Title 47 of the Code of Federal Regulations, parts 64 and 68, the Telemarketing and Consumer Fraud and Abuse Prevention Act (TCFAPA) 15 U.S.C. 6101-6108; 16 CFR Part 310 and any applicable telemarketing or telephone solicitation laws of the state from which and to which Merchant shall be initiating telephone solicitations for the Card.

(h)	With respect to Internet Applications, Merchant shall:

(i)	For all products, include an Application and Cardholder Agreement on its website notifying visitors that they may complete an Application for a Card via the Merchant’s Internet website. All Cardholder Agreements and other forms or any terms, conditions or disclosures related thereto required by Applicable Law (as indicated in writing by HSBC to Merchant), including, but not limited to, disclosures required in connection with the Applications, displayed on Merchant’s Internet website, shall be displayed or used as provided to Merchant by HSBC, including but not limited to the format, layout, font size, and content thereof and shall be subject to review and approval of HSBC. In the event HSBC has modified rate, fees, discounts and/or charges, HSBC may instruct the Merchant as provided in Section 5.h. (ii) to change, modify or revise the forms and disclosures to be used in connection with the Program;

(ii)	Change, modify, or revise any forms or disclosures used in connection with the Program in accordance with HSBC’s instructions to replace, change, modify or revise the existing forms or disclosures with revised forms and disclosures within two (2) weeks from the date HSBC provides Merchant with notice of such change, modification or revision, or by any such date required by Applicable Law (“Implementation Date”). Where changes are required by Applicable Law, HSBC will use its best efforts to provide notice to Merchant of any such changes within a reasonable time period;

(iii)	Provide HSBC throughout the term of this Agreement with reasonable access to all forms and disclosures on its website relating to the Program during normal business hours, in accordance with its normal security procedures and without disruption of its normal business operations, in order to allow HSBC and/or any regulatory agencies to which HSBC is subject to review such forms, disclosures and operations for compliance with this Agreement and Applicable Law;

(iv)	Upon termination of this Agreement, remove from Merchant’s website any and all disclosures and forms provided by HSBC and all references to HSBC upon the effective date of said termination.

(v)

In the event Merchant fails or refuses to adhere to any reasonable instructions from HSBC to replace, change, modify or revise any forms or disclosures by the Implementation Date and such failure creates a significant risk of liability to HSBC under Applicable Law as determined by HSBC, HSBC may, in its sole discretion, (i) assess a one thousand dollar ($1,000) fine per day for each day of the next five (5) Business Days after the Implementation Date that Merchant fails to adhere to such instructions; (ii) cease the processing of Internet Applications for Accounts and/or cease Authorizations for funding or acceptance of Sales Slips or Card Sales via the Internet on the sixth (6th) day after the Implementation Date; and (iii) in addition to any other remedies HSBC may have at law or equity, HSBC will be entitled to seek a restraining order, injunction or other similar remedy and to enforce specifically the terms and provisions contained in this section. Each party hereby acknowledges that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered and incurred as a result of any material breach of the provisions of this section.

(vi)	Not process any Card Sales under an Account, or if a Card Sale has already been initiated, stop shipment of any Goods, and initiate a credit to the Account if HSBC notifies Merchant that it suspects the Internet Application or Card Sale is fraudulent within forty-eight (48) hours after approval of the Internet Application. If HSBC so notifies Merchant more than forty-eight (48) hours after such approval, Merchant shall use its best efforts to stop shipment of any Goods.

(vii)	Not submit to HSBC for funding any Sales Slip resulting from an Internet Application until not less than five (5) Business Days after receipt by Merchant and approval by HSBC of the Internet Application;

(viii)	Include a copy of the Cardholder Agreement and Disclosure Statement with all Goods shipped via overnight courier;

(ix)	Not permit any additional purchases, Internet or otherwise, on an Account for a period of not less than seven (7) days after notification from HSBC that HSBC has approved an Internet Application for an Account; and,

(x)	Bear the risk for fraud associated with Internet Applications, Accounts originated via such applications, and for goods shipped to an address that does not match HSBC’s billing account and reimburse HSBC for related losses including standard APR, but excluding penalties and late fees.

Section 5.5 Sales Slips.

Merchant shall, with respect to Sales Slips:

(a)	enter legibly or capture electronically on a single Sales Slip (prior to obtaining the Cardholder’s signature for in store sales) (i) a description of all Goods purchased in the same transaction in detail sufficient to identify the transaction; (ii) the date of the transaction; (iii) the Authorization number; (iv) the entire amount due for the transaction (including any applicable taxes); (v) if applicable, the Promotional Credit Plan and promotional period; (vi) Cardholder’s name and shipping address; (vii) Account number (except that Merchant shall not print more than the last 5 digits of the Account number on any Sales Slip provided to the Cardholder at the point of sale or transaction if the Sales Slip is electronically printed, provided that the full account number may be so printed if the sole means of recording the Account number is by handwriting or by an imprint or copy of the Card); and (viii) Merchant’s name and address. If the promotional credit plan and promotional period cannot be entered on the Sales Slip, Merchant shall provide the Cardholder with the Sales Slip, as well as a handout or flyer explaining the promotional credit plan and the promotional period;

(b)	REQUEST AUTHORIZATION FROM HSBC’S AUTHORIZATION CENTER UNDER ALL CIRCUMSTANCES. HSBC may refuse to accept or fund any Sales Slip that is presented to HSBC for payment more than sixty days after the date of Authorization of the Card Sale. If Authorization is granted, legibly enter the Authorization number in the designated area on the Sales Slip. If Authorization is denied, do not complete the transaction and follow any instructions from the Authorization Center;

(c)	not divide a single transaction between two or more Sales Slips but may divide a single transaction between an HSBC Sales Slip and a sales slip for another credit provider provided that: (a) the HSBC credit line is fully exhausted prior to another credit provider’s credit line being used for the single transaction; (b) Merchant only allows the non-HSBC funded portion of the Sales Slip to be placed on a line of credit that was in existence prior to the start of the transaction; and, (c) Merchant makes all commercially reasonable efforts to match up product groups and sets on the same credit line.

(d)	if applicable, imprint legibly on the Sales Slip the embossed legends from the Card or if the transaction is to be completed electronically or otherwise without a Card imprint, then enter legibly on the Sales Slip sufficient information to identify the Cardholder and Merchant, including at least, Merchant’s name and address, the Cardholder’s name, Account number and the effective date, if any, on the Card. Merchant shall be deemed to warrant the Cardholder’s true identity as an authorized user of the Card;

(e)	for in store sales, obtain the signature of the Cardholder on the Sales Slip, compare the signature on the Sales Slip with the signature panel of the Card, and if identification is uncertain or if Merchant otherwise questions the validity of the Card, contact HSBC’s Authorization Center for instructions. For telephone orders (TO), mail orders (MO), or internet orders (IO), the Sales Slip may be completed without the Cardholder’s signature and a Card imprint, but Merchant shall, in addition to all other requirements under this Section 5.5, enter legibly on the signature line of the Sales Slip the letters TO, MO, or IO, as appropriate, and not provide Goods after being advised that the TO, MO, or IO has been canceled or that the Card is not to be honored;

(f)	BE RESPONSIBLE FOR THE IDENTIFICATION OF THE CARDHOLDER;

(g)	not present the Sales Slip to HSBC for funding until all Goods are provided to the Cardholder’s reasonable satisfaction. If the Card Sale is canceled or the Goods canceled or returned the Sales Slip is subject to Chargeback;

(h)	enter the Card Sale into the Terminal; and

(i)	except with respect to telephone orders, mail orders, and internet orders, deliver a true and completed copy of the Sales Slip to the Cardholder at the time of delivery of the Goods.

Section 5.6 Credit Slips.

Merchant shall not make any cash refund but shall complete and deliver promptly to HSBC a Credit Slip evidencing a refund or adjustment and deliver to the Cardholder a true and complete copy of the Credit Slip at the time the refund or adjustment is made if Goods are returned, any Card Sale is terminated or canceled, or Merchant allows any price adjustment. Merchant shall sign and date each Credit Slip and include thereon a brief description of the Goods returned, Card Sale terminated or canceled, or adjustment made, the date of the original Card Sale, Authorization number, Cardholder’s name, address and Account number, and the date and amount of the credit, all in sufficient detail to identify the transaction. Merchant shall imprint or legibly reproduce on each Credit Slip the embossed legends from the Card. The amount of the Credit Slip cannot exceed the amount of the original transaction as reflected on the Sales Slip. Merchant shall issue Credit Slips only in connection with previous bona fide Card Sales and only as permitted hereunder.

Section 5.7 Acceptance, Offset and Funding.

Subject to the terms, conditions, warranties and representations in this Agreement and provided that Merchant has satisfied all of the conditions set forth in this Agreement, HSBC agrees to pay to Merchant the amount of each valid and authorized Sales Slip or Card Sale presented to HSBC during the term of this Agreement, less the amount of the fees, charges, and discounts described below, outstanding Account balances for Sales Slips subject to Chargeback, reimbursements, refunds, customer credits and any other amounts owed to HSBC by Merchant under this Agreement. HSBC may also offset or recoup said amounts from future amounts owed to Merchant under this Agreement. Any amounts owed by Merchant to HSBC that cannot be paid by the aforesaid means shall be due and payable by Merchant on demand. If Merchant fails or refuses to pay any amounts owed to HSBC under this Agreement after HSBC’s demand, HSBC may cease authorizations for and the funding or acceptance of any Sales Slips or Card Sales or the processing of applications for an Account. Any payment made by HSBC to Merchant shall not be final but shall be subject to subsequent review and verification by HSBC. HSBC’s liability to Merchant with respect to the funding or processing of any Card Sale, Sales Slip or Credit Slip shall not exceed the amount on the Sales Slip or Credit Slip in connection with such transaction. In no event shall HSBC be liable to Merchant for any incidental or consequential damages associated with the funding or processing of or the failure to fund or process any Sales Slip, Card Sale, or Credit Slip. Funding of Sales Slips by HSBC to Merchant shall be made by such means and in such manner mutually agreed to by HSBC and Merchant.

Merchant acknowledges and agrees (i) that HSBC is paying Merchant for Sales Slips in advance before HSBC can determine whether such Sales Slips are subject to Chargeback, (ii) as a result, HSBC’s payment to Merchant is conditioned upon, and reliance on, Merchant’s agreement to permit HSBC to recoup Chargebacks and other overpayments from fundings payable to Merchant under this Agreement for subsequently presented Sale Slips, and (iii) due to the ongoing reconciliation process implemented under this Agreement, the reduction of current fundings by the amount of Chargebacks and other amounts owing by Merchant to HSBC constitutes a single integrated transaction.

Section 5.8 Cardholder Payments and Endorsement.

Merchant agrees that HSBC has the sole right to receive payments on any Sales Slip or Card Sale funded by HSBC. Unless specifically authorized in writing by HSBC, Merchant agrees not to make any collections on any such Sales Slips or Card Sale. Merchant may not knowingly receive payments on any Sales Slip or Card Sale at any of its locations. In the event a payment is inadvertently received by Merchant, Merchant agrees to hold such payment in trust for HSBC and to deliver any such payment to HSBC together with the Cardholder’s name, Account number, and any correspondence accompanying the payment within five (5) days of receipt by Merchant. Merchant agrees that Merchant shall be deemed to have endorsed any Sales Slip, Credit Slip, or Cardholder payments by check, money order, or other instrument made payable to Merchant that a Cardholder presents to HSBC in HSBC’s favor, and Merchant hereby authorizes HSBC to supply such necessary endorsements on behalf of Merchant. Merchant shall not receive any payments from a Cardholder to prepare and present a Credit Slip for the purpose of effecting a credit to the Cardholder’s Account.

Section 5.9 Written Complaints.

Merchant shall within three (3) business days of receipt provide HSBC with a copy of any written complaint from any Cardholder concerning an Account.

Section 5.10 Operating Instructions.

Merchant shall satisfy all other requirements designated in any Operating Instructions by HSBC, including, but not limited to, procedures and guidelines relating to cash transactions. HSBC shall provide Merchant reasonable prior notice if there are any changes in the Operating Instructions. In the event there is any inconsistency between any Operating Instructions and this Agreement, this Agreement shall govern unless otherwise expressly indicated by HSBC in any Operating Instructions.

Section 5.11 Facsimile and E-Mail Communication.

Merchant agrees to accept announcements, changes in Operating Instructions, and any other type of written material from HSBC at any time during the term of this Agreement via facsimile or e-mail transmission. Any notices affecting the terms of this Agreement must also be sent in accordance with Section 13.16 below.

Section 5.12 Merchant Business Practices.

Merchant agrees to provide adequate services in connection with each Card Sale pursuant to standard customs and trade practices and any applicable manufacturer’s warranties, and to provide such repairs, service and replacements and take such other corrective action as may be required by Applicable Law or any applicable warranty.

Section 5.13 Presentation of Sales Slip or Credit Slips.

Merchant shall present each Sales Slip or Credit Slip to HSBC or such other entity designated by HSBC within five (5) Business Days after the date of the respective sale or credit transaction.

ARTICLE 6 - CHARGEBACKS TO MERCHANT

Section 6.1 Right to Chargeback.

Any Sales Slip or Card Sale is subject to Chargeback under any one or more of the following circumstances, and thereupon the provisions of Section 6.3 below shall apply:

(a)	the application or any information on the application or the Sales Slip or any required information on the Sales Slip is illegible or incomplete; the Sales Slip or application is not executed by the Cardholder;

(b)	an Authorization is not obtained from the Authorization Center;

(c)	the Sales Slip is a duplicate of a Sales Slip previously paid;

(d)	the price of the Goods shown on the Sales Slip differs from the amount shown on the Cardholder’s copy of the Sales Slip;

(e)	HSBC reasonably determines that (i) Merchant has breached or failed to satisfy, any term, condition, covenant, warranty, or other provision of this Agreement, or of the Operating Instructions, in connection with a Sales Slip, Card Sale or the transaction to which it relates, or an application for a Card or the opening of an Account;

(f)	the Sales Slip, application, cardholder agreement or Card Sale is fraudulent or is subject to any claim of illegality, cancellation, rescission, avoidance or offset for any reason whatsoever, including, without limitation, negligence, fraud, misrepresentation, or dishonesty on the part of the customer or Merchant or its agents, employees, licensees, or franchisees;

(g)	the related transaction is not a bona fide transaction in Merchant’s ordinary course of business;

(h)	the Cardholder in good faith, disputes or denies the Card Sale or other Card transaction, the execution of the Sales Slip, application, or Cardholder Agreement;

(i)	the Cardholder in good faith disputes or denies the delivery, quality, or performance of the Goods;

(j)	the Cardholder alleges that a credit adjustment was requested and refused or that a credit adjustment was issued by Merchant but not posted to the Account due to Merchant’s failure to submit the Credit Slip to HSBC;

(k)	Merchant ships Goods to an address that does not match HSBC’s billing address and the Cardholder denies that the Goods were received; or

(l)	Merchant fails to deliver to HSBC the Sales Slip, Credit Slip, application or other records of the Card transaction within the time periods required in this Agreement.

Section 6.2 Fraud Chargeback Exception.

Notwithstanding anything to the contrary in Section 6.1, but subject to the limitation set forth in Section 6.2(b), HSBC and Merchant agree that where Merchant follows the terms and procedures and provides the information set forth below, except as provided in Section 5.4, HSBC may only chargeback the portion of the Card Sale or Sales Slip which is reasonably determined by HSBC to be the result of customer fraud that is equivalent to 50% of the Card Sale or Sales Slip. The liability of HSBC for all chargebacks is limited to an amount equivalent to 1% of annual Net Card Sales.

(a)	Merchant shall have complied with Sections 5.4(a) through 5.4(h) with respect to the transaction in question.

(b)	Within fifteen (15) Business Days of receipt of HSBC’s request, or such earlier time as may be required by HSBC, Merchant shall provide to HSBC a copy of the signed application, signed Sales Slip, and, if the Goods are shipped, signed delivery receipt, and the signature on the application matches the signatures on the Sales Slip and, if the Goods are shipped, delivery receipt.

(c)	For Card Sales made to a Cardholder on the telephone or through the Internet, Merchant shall not have shipped for 24 hours after an approval to allow HSBC time to notify Merchant of suspected fraud after any appropriate fraud checks.

(d)	Merchant shall not have shipped to an address other than the billing address.

(e)	If Merchant has not yet shipped Goods, Merchant shall stop shipment when HSBC notifies Merchant that the transaction is suspected fraud.

Section 6.3 Resolution and Payment.

Merchant is required to resolve any dispute or other of the circumstances described above in Section 6.1 to HSBC’s reasonable satisfaction within twenty one (21) days of notice of Chargeback or Merchant shall pay to HSBC the full amount of each such Sales Slip or Card Sale subject to Chargeback or the portion thereof designated by HSBC, as the case may be, plus the finance charges thereon, and other fees and charges provided for in the Cardholder agreement. Upon Chargeback to Merchant of a Sales Slip or Card Sale, Merchant shall bear all liability and risk of loss associated with such Sales Slip or Account, or the applicable portion thereof, without warranty by, or recourse or liability to, HSBC. HSBC may deduct amounts owed to HSBC under this Section from any amounts owed to Merchant under this Agreement. HSBC shall be entitled to recover reasonable attorney fees incurred by HSBC to collect any Chargeback amounts due HSBC which are not paid by Merchant in accordance with the terms of the Agreement.

ARTICLE 7 – TRANSMISSION, RECORDS, AND REPORTS

Section 7.1 Transmission of Data.

In lieu of forwarding paper Sales Slips and Credit Slips to HSBC, Merchant shall transmit to HSBC, by electronic transmission or other form of transmission designated by HSBC all data required by this Agreement to appear on Sales Slips and Credit Slips. All data transmitted shall be in a medium, form and format mutually agreed to by HSBC and Merchant. Any errors in such data or in its transmission shall be the sole responsibility of Merchant. The means of transmission mutually agreed to shall be the exclusive means utilized by Merchant for the transmission of Sales Slip or Credit Slip transaction data to HSBC. If HSBC provides any hardware/software in the future in regards to data transmission, both parties will discuss amending this section.

Section 7.2 Receipt of Transmission.

Upon successful receipt of any transmission, HSBC shall accept such transmission and pay Merchant in accordance with this Agreement, subject to subsequent review and verification by HSBC and to all other rights of HSBC and obligations of Merchant as set forth in this Agreement. If data transmission is by tape, Merchant agrees to deliver upon demand by HSBC a duplicate tape of any prior tape transmission, if such demand is made within forty-five (45) days of the original transmission.

Section 7.3 Records.

Merchant shall maintain any actual paper Sales Slips, Credit Slips, and other records pertaining to any transaction covered by this Agreement for such time and in such manner as HSBC or any law or regulation may require, but in no event less than two (2) years after the date Merchant presents each transaction data to HSBC, and Merchant shall make and retain for at least four (4) years legible copies of the actual paper Sales Slips, Credit Slips or other transaction records. Within fifteen (15) days, or such earlier time as may be required by HSBC, of receipt of HSBC’s request, Merchant shall provide to HSBC the actual paper Sales Slips, Credit Slips or other transaction records, any other documentary evidence available to Merchant and reasonably requested by HSBC to meet its obligations under law (including its obligations under the Fair Credit Billing act) or otherwise to respond to questions, complaints, lawsuits, counterclaims or claims concerning Accounts or requests from Cardholders, or to enforce any rights HSBC may have against a Cardholder, including, without limitation, litigation by or against HSBC, collection efforts and bankruptcy proceedings, or for any other reason. In the event Merchant fails to comply in any respect with the provisions of this Section, HSBC may process a Chargeback for each Card Sale involved pursuant to Article 7 above. Promptly upon termination of this Agreement or upon the request of HSBC, Merchant will provide HSBC with all original and microfilm copies of documents required to be retained under this Agreement.

Section 7.4 Reporting by HSBC.

HSBC shall provide Merchant with standardized monthly and quarterly reports. Merchant may also request ad hoc reports, but such requests shall be limited and provided by HSBC in its discretion.

ARTICLE 8 - HSBC REPRESENTATIONS AND WARRANTIES

Section 8.1 General Representations and Warranties.

HSBC represents and warrants to Merchant as of the Effective Date and throughout the term of this Agreement the following:

(a)	It has full corporate or other power and authority to enter into this Agreement; that all corporate or other action required under any organization documents to make this Agreement binding and valid upon HSBC according to its terms has been taken; and that this Agreement is and will be binding, valid and enforceable upon HSBC according to its terms.

(b)	Neither (i) the execution, delivery and performance of this Agreement, nor (ii) the consummation of the transactions contemplated hereby will constitute a violation of law or a violation or default by HSBC under its articles of incorporation, bylaws or any organization documents, or any material agreement or contract, and no authorization of any governmental authority is required in connection with the performance by HSBC of its obligations hereunder.

(c)	It has and will retain all licenses required by local or state law to conduct its business and to perform its obligations under this Agreement

(d)	It will comply with all Applicable Law.

ARTICLE 9 - MERCHANT REPRESENTATIONS AND WARRANTIES

Section 9.1 General Representations and Warranties.

Merchant represents and warrants to HSBC as of the Effective Date and throughout the term of this Agreement the following:

(a)	It has full corporate or other power and authority to enter into this Agreement; that all corporate or other action required under any organization documents to make this Agreement binding and valid upon Merchant according to its terms has been taken; and that this Agreement is and will be binding, valid and enforceable upon Merchant according to its terms.

(b)	Neither (i) the execution, delivery and performance of this Agreement, nor (ii) the consummation of the transactions contemplated hereby will constitute a violation of law or a violation or default by Merchant under its articles of incorporation, bylaws or any organization documents, or any material agreement or contract, and no authorization of any governmental authority is required in connection with the performance by Merchant of its obligations hereunder.

(c)	It has and will retain all licenses required by local or state law to conduct its business and to perform its obligations under this Agreement.

(d)	It will comply with all Applicable Law.

Section 9.2 Representations and Warranties Regarding Card Sales and Applications.

Merchant represents and warrants to HSBC as of the Effective Date and throughout the term of this Agreement the following:

(a)	Each Card Sale will arise out of a bona fide sale of Goods by Merchant and will not involve the use of the Card for any other purpose.

(b)	Each Card Sale will be to a consumer for personal, family, or household purposes.

(c)	Cardholder applications will be available to the public (i) without regard to race, color, religion, national origin, sex, marital status, disability or age (provided the applicant has the capacity to enter into a binding contract) and (ii) not in any manner which would discriminate against an applicant or discourage an applicant from applying for the Card.

(d)	It has developed, implemented and will maintain effective policies and procedures designed to detect relevant and applicable Red Flags as such Red Flags are defined by the final rules and guidelines that implement Section 114 of the Fair and Accurate Credit Transaction Act of 2003 (FACTA). Merchant shall report to HSBC the occurrence of applicable Red Flags regarding Cardholders and Card applicants, and take appropriate steps to prevent or mitigate identity theft of Cardholders and applicants. Red Flag processes and procedures will be triggered, as applicable in a particular transaction, where:

1) Documents provided for identification at the point of application by a Card applicant appear altered or forged.

2) The photograph or physical description on the identification is not consistent with the appearance of the Card applicant or Cardholder presenting the identification.

3) Other information on the identification of the Card applicant is not consistent with information provided by the person presenting the identification.

4) An application appears to have been altered or forged.

5) The Card applicant opening the Account fails to provide all required personal identifying information on an application, or in response to notification that the application is incomplete.

6) A new Account is used in a manner Merchant would reasonably associate with known patterns of fraud.

ARTICLE 10 - INDEMNIFICATION

Section 10.1 Indemnification by Merchant.

Merchant shall indemnify HSBC, its Affiliates, and their respective officers, employees, agents and directors (collectively, the “HSBC Indemnified Parties”) and hold the HSBC Indemnified Parties harmless, from any losses, damages, costs, expenses (including reasonable attorneys fees), liabilities, judgments, demands, offsets, defenses, counterclaims, actions, proceedings, claims or complaints incurred by any of the HSBC Indemnified Parties, regardless of the person, entity, or instrumentality making such assertion, arising out of: (i) Merchant’s failure to comply with this Agreement; (ii) anything done or not done by Merchant in connection with Card Sales, Card transactions or credits; (iii) anything done or not done by Merchant in connection with the furnishing of any Goods purchased by Cardholders; (iv) the death or injury to any person or the loss, destruction or damage to any property arising out of anything done or not done by Merchant in connection with the design, manufacture or furnishing by Merchant of any Goods purchased by Cardholders; (v) Merchant’s advertisements and promotions relating to the Program, credit terms or credit products which have not been approved by HSBC; (vi) any actual or alleged illegal or improper conduct of Merchant or its employees or agents in connection with any of the transactions contemplated by this Agreement; and (vii) any violation, or claimed violation, by Merchant of the Equal Credit Opportunity Act, Truth in Lending Act, or any other Applicable Laws.

Section 10.2 Indemnification by HSBC .

HSBC shall be liable to and shall indemnify and hold harmless Merchant, its Affiliates, and their respective officers, employees, agents and directors (the “Merchant Indemnified Parties”) from any losses, damages, costs, expenses (including reasonable attorneys fees), liabilities, judgments, demands, offsets, defenses, counterclaims, actions, proceedings, claims or complaints incurred by any of the Merchant Indemnified Parties, regardless of the person, entity, or instrumentality making such assertion, arising out of (i) HSBC’s failure to comply with this Agreement; (ii) anything done or not done by HSBC in connection with such Cardholder’s Account; (iii) any actual or alleged illegal or improper conduct of HSBC, or its employees or agents with respect to the Card, a Card Sale, an Account or any other matters relating to the Program; (iv) any violation, or claimed violation, by HSBC , with respect to the application or agreement, or the Equal Credit Opportunity Act, Truth in Lending Act or any other Applicable Laws; and (v) the Operating Instructions, advertisements, and promotions prepared by HSBC relating to the Program, credit terms or credit products. Notwithstanding the foregoing, the indemnification by HSBC shall not apply to any claim or complaint relating to the failure of Merchant to resolve a billing inquiry or dispute with a Cardholder relating to Goods or services purchased on an Account where such failure was not caused by HSBC.

Section 10.3 Notice of Claim.

In the event that HSBC or Merchant know of any facts which would lead to a claim or demand, receive a claim or demand, or be subject to any suit or proceeding, of which a claim may be made against the other under this Section (other than a claim, demand, suit or proceeding by a party to this Agreement against the other party to this Agreement that has not been initiated), the indemnified party shall give prompt written notice thereof to the indemnifying party and the indemnifying party will be entitled to participate in the settlement or defense thereof with counsel satisfactory to indemnified party at the indemnifying party’s expense. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding.

ARTICLE 11 - TERM AND TERMINATION

Section 11.1 Term.

This Agreement shall be effective as of the Effective Date when executed by authorized officers of each of the parties. It shall remain in effect until December 31, 2013 (“Initial Term”), and shall thereafter be automatically renewed for successive two (2) year terms (each a “Renewal Term”) unless and until terminated as provided herein. The termination of this Agreement shall not affect the rights and obligations of the parties with respect to transactions and occurrences that take place prior to the effective date of termination, except as otherwise provided herein.

Section 11.2 Termination.

This Agreement may be terminated:

(a)	effective at the end of the Initial Term or any Renewal Term, by HSBC or Merchant upon not less than one hundred and eighty (180) days prior written notice to the other prior to the end of such term;

(b)	by HSBC upon written notice to Merchant if the aggregate dollar amount of all Sales Slips subject to Chargeback in any monthly billing cycle exceeds *% of the total net balances of all Accounts at the end of such monthly billing cycle, or if Sales Slips subject to Chargeback account for *% of total sales in any two consecutive calendar quarters.

(c)	by HSBC or Merchant upon written notice to the other in the event the other party (i) shall elect to wind up or dissolve its operation or is wound up and dissolved; (ii) becomes insolvent or repeatedly fails to pay its debts as they become due; (iii) makes an assignment for the benefit of creditors; (iv) files a voluntary petition in bankruptcy, or for reorganization or is adjudicated as bankrupt or insolvent; (v) has a liquidator or trustee appointed over its affairs; (vi) suffers a material adverse change in its financial condition as reasonably determined by the terminating party in that party’s sole discretion; (vii) suspends or goes out of business or substantially reduces its business operations or sends a notice of a proposed bulk sale of all or part of its business; (viii) materially breaches its obligations or any warranty or representation under this Agreement; or (ix) as reasonably determined by the terminating party, will not be able to perform its obligations under this Agreement; and

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	by HSBC upon written notice to Merchant (i) if there occurs any material change in ownership of Merchant greater than * percent (*%); (ii) if HSBC receives a disproportionate number of Cardholder inquiries, disputes, or complaints defined as Accounts from which disputes are received in excess of * % of accounts with balances during any two successive quarters; or (iii) if in HSBC’s judgment, any Applicable Law requires that this Agreement or either party’s rights or obligations hereunder be amended, modified, waived or suspended in any material respect, including, without limitation, the amount of finance charges or fees that may be charged or collected or the consumer rate that may be charged on purchases with the Account; provided, however, that either party provides thirty (30) days written notice if it intends to exercise its right under Section 11. 2(d)(i) or (ii).

(e)	by either party without penalty on written notice, after ninety (90) days of the other party’s performance hereunder being prevented or materially impeded, without the ability to cure, by an event of force majeure as set forth in Section 13.14.

Section 11.3 Duties and Rights Upon Termination.

Upon termination of this Agreement, Merchant shall promptly submit to HSBC all Card Sales, Sales Slips, Credit Slips and other transaction documents or data made through the date of termination. In addition, Merchant shall promptly return all computer hardware and software, remote data entry terminals and peripherals and other equipment provided by HSBC in good working order and Merchant shall de-install from its operating system any program files provided by HSBC to Merchant. HSBC is not liable to Merchant for any direct or consequential damages that Merchant may suffer as a result of HSBC’s termination of this Agreement.

Section 11.4 Survival.

The terms and provisions of Articles 6, 7, 8, 9, 10, 12, and Sections 5.6, 11.3, 13.3, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9, 13.10, 13.23, 13.24, and 13.25 shall survive termination of this Agreement.

ARTICLE 12 - LETTER OF CREDIT

Section 12.1 Letter of Credit

On or before January 1, 2009, Merchant shall provide a letter of credit (“Letter of Credit”) to HSBC from Merchant’s bank in form and content satisfactory to HSBC in the amount of * ($*). In the event Merchant does not pay HSBC any amounts due hereunder when due, including amounts due for Chargebacks, HSBC may draw upon the Letter of Credit to cover amounts owing to HSBC. Merchant shall also hereafter execute such documents and take such other actions as HSBC reasonably determines necessary in order to permit HSBC to draw on the Letter of Credit. Merchant hereby authorizes its issuing bank to comply with all instructions from HSBC with respect to the Letter of Credit, without further consent or direction from Merchant. The amount and terms of the Letter of Credit shall be reviewed semi-annually by the parties. The Letter of Credit may be withdrawn no sooner than one year after termination of this Agreement.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 13 - MISCELLANEOUS

Section 13.1 Merchant Financial Information.

HSBC may annually review Merchant’s financial stability. To assist HSBC in doing this, Merchant shall deliver to HSBC no later than 45 days after the end of each fiscal quarter, a financial statement certified by a duly authorized officer or representative of Merchant with knowledge of the accuracy of the information contained therein, including, without limitation, all footnotes, and supporting materials with sufficient detail to accurately portray the financial condition of Merchant. Merchant warrants and represents that its financial statements submitted to HSBC by or on behalf of Merchant are true and accurate and Merchant agrees to supply such additional financial information as HSBC may reasonably request from time to time. Merchant understands that HSBC may verify the information on any financial statement or other information provided by Merchant and, from time to time, may seek credit and other information concerning Merchant from others and may provide financial and other information regarding the portfolio to its Affiliates or to others for purposes of its asset securitizations and sales.

Section 13.2 Securitization.

HSBC shall have the right to securitize the portfolio or any part thereof by itself or as part of a larger offering at any time. Such a securitization shall not affect Merchant’s rights or HSBC’s obligations with respect to customer service, payment processing, and collections. However, HSBC shall not securitize the Accounts in any manner that may encumber Merchant’s, or its third party designee’s, right to purchase the Accounts upon termination.

Section 13.3 Limited License

Merchant hereby authorizes HSBC for purposes of this Agreement to use Merchant’s Proprietary Designations on the Cards, applications, periodic statements, billing statements, collection letters or documents, promotional or advertising materials and otherwise in connection with the Program, subject to Merchant’s periodic reasonable review of such use and to such reasonable specifications of Merchant. Merchant represents and warrants that it has obtained appropriate federal and state trademark registrations to protect its interest in the use and ownership of its Proprietary Designations. Merchant shall, indemnify, defend and hold HSBC harmless from any loss, damage, expense or liability arising from any claims of alleged infringement of its Proprietary Designations (including reasonable attorneys’ fees and costs). Merchant may not use any name or service mark of HSBC or any of its Affiliates in any manner without the prior written consent of HSBC .

Section 13.4 Material Inducement

Merchant acknowledges and agrees that HSBC is specifically relying on the agreements, representations, warranties and waivers contained herein and that such agreements, representations warranties and waivers constitute a material inducement to HSBC to accept this Agreement and to enter into the transactions contemplated herein.

Section 13.5 Confidentiality

Merchant will keep confidential and not disclose to any person or entity (except to employees, officers, partners or directors of Merchant who are engaged in the implementation and execution of the Program) and shall use, or cause to be used, such Confidential Information solely for the purposes of the performance of Merchant’s obligations under the terms of this Agreement. Further, each party shall keep confidential and not disclose to any person or entity (except employees, officers, agents or directors of that party or its Affiliates who are engaged in the implementation and execution of the Program) this Agreement and any information that party receives from the other party which is designated confidential by the other party. In the event HSBC sells or assigns the Accounts or any portion of the Accounts under the Program, unless prohibited by law, HSBC may disclose any Confidential Information under this provision reasonably necessary or required to effectuate such sale or assignment.

Notwithstanding anything to the contrary, each party to this Agreement (and each employee, representative or other agent for each party to this Agreement for so long as they remain an employee, representative or agent) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to each party relating to such tax treatment or tax structure. The preceding sentence shall be effective immediately upon the commencement of discussions between the parties (whether such discussions commenced verbally, in writing or otherwise) that are related to the terms of this Agreement.

The obligations set out herein do not apply to HSBC Holdings plc (“HSBC Holdings”) nor any subsidiary or division thereof other than HSBC , except to the extent that HSBC Holdings staff or staff within such other subsidiary or division receive Confidential Information from HSBC, in which such case the obligations set forth herein will upon and from the date of such receipt be taken to apply to HSBC Holdings or any such other subsidiary or division.

Section 13.6 Information Security

Merchant has developed, implemented, and will maintain effective information security policies and procedures that include administrative, technical and physical safeguards designed to 1) ensure the security and confidentiality of Confidential Information provided to Merchant hereunder, 2) protect against anticipated threats or hazards to the security or integrity of such Confidential Information, 3) protect against unauthorized access or use of such Confidential Information, and (4) ensure the proper disposal of Confidential Information. All Merchant personnel handling such Confidential Information have been appropriately trained in the implementation of Merchant’s information security policies and procedures. Merchant regularly audits and reviews its information security policies and procedures to ensure their continued effectiveness and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, customer information systems or threats or hazards to Confidential Information.

Section 13.7 Privacy.

Merchant shall not make any unauthorized disclosure of or use any personal information of individual consumers which it receives from HSBC or on HSBC’s behalf other than to carry out the purposes for which such information is received, and Merchant and HSBC shall comply in all respects with all applicable requirements of Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations.

Section 13.8 Reports; Examination Rights.

Merchant shall keep an accurate record of all transactions that occur under this Agreement. HSBC or its agent may examine, at HSBC’s expense, the books and records of Merchant that are relevant to this Agreement. Any such examination will be conducted during normal business hours upon no less than ten (10) days advance written notice to Merchant. Merchant will cooperate fully with HSBC and/or its agent and allow inspection of its relevant books and records in order to review and assess Merchant performance of and compliance with the terms of this Agreement including, without limitation, the sufficiency of Merchant information security policies and procedures with respect to HSBC’s Confidential Information. In evaluating the sufficiency of Merchant’s information security policies and procedures, HSBC shall be provided access to reports of audits, tests and/or other evaluations of Merchant’s information security policies and procedures conducted by Merchant in the ordinary course of its business.

Section 13.9 Regulatory Examinations

Merchant acknowledges that HSBC may be subject to audit and examination by governmental regulatory authorities. Merchant agrees to provide access to the books and records that pertain to HSBC’s relationship with Merchant, upon being granted a reasonable period of time to do so, to any such governmental regulatory authority, upon the request of such authority or of HSBC for that purpose. All examinations conducted hereunder by HSBC, its agent, or its governmental regulatory authority shall be at the expense of HSBC.

Section 13.10 Merchant’s Agents.

In the event Merchant desires that HSBC provide a third party access to certain Program information of HSBC to which Merchant is otherwise entitled in connection with this Agreement, Merchant shall direct and authorize HSBC to do so, but before HSBC is obligated to do so, the following must occur: (a) Merchant shall enter into a written agreement with that third party pursuant to which that third party shall agree to act as Merchant’s agent in receiving information provided by HSBC , to only use such information as Merchant’s agent in connection with the Program and for no other reason, to use such information and to otherwise act in compliance with applicable law, including, without limitation, the Gramm-Leach Bliley Act of 1999 and its implementing regulation; (b) Merchant shall provide a copy of such agreement to HSBC; (c) Merchant shall cause such agent to use any such information in accordance with the aforementioned agreement; and (d) such agent shall be required to enter into an agreement with HSBC which contains confidentiality provisions and other terms governing the provision of such information to that agent. Notwithstanding HSBC’s agreement with such agent, Merchant shall be responsible for the acts of that agent.

Section 13.11 Change in Ownership.

Merchant agrees to send HSBC at least thirty (30) days’ prior written notice of any change in Merchant’s name or location, any material change in ownership of Merchant’s business or any change in Sales Slip or Credit Slip information concerning Merchant.

Section 13.12 Nonwaiver.

Merchant’s liability under this Agreement, including, without limitation, its liability under Section 13.7 above, shall not be affected by any settlement, extension, forbearance, or variation in terms that HSBC may grant in connection with any Sales Slip or Account or by the discharge or release of the obligations of the Cardholder(s) or any other person by operation of law or otherwise. Merchant hereby waives any failure or delay on HSBC’s part in asserting or enforcing any right that HSBC may have at any time under this Agreement or under any Account.

Section 13.13 Status of the Parties.

In performing their responsibilities pursuant to this Agreement, HSBC and Merchant are in the position of independent contractors, and in no circumstances shall either party be deemed to be the agent or employee of the other. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of principal and agent, partner or joint venturer or an association for profit between HSBC or Merchant. Any amounts ever owing by Merchant pursuant to this Agreement represent contractual obligations only and are not a loan or debt.

Section 13.14 Force Majeure.

Neither party to this Agreement shall be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms if such failure arises out of a cause beyond the control and without the fault or negligence of such party. Such causes may include but are not limited to acts of God, of the public enemy or of civil or military authority, unavailability of energy resources, system or communication failure, delay in transportation, fires, strikes, riots or war. In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement.

Section 13.15 Additional Products and Services.

HSBC and/or any of its Affiliates may at any time, whether during or after the term of this Agreement and whether the Accounts are owned by HSBC, solicit Cardholders for any other credit cards or other types of accounts or financial or insurance services or products offered by HSBC and/or any of its Affiliates.

Section 13.16 Notices.

All notices required or permitted by this Agreement shall be in writing and shall be sent to the respective parties as follows:

If to HSBC:

HSBC Bank Nevada, National Association

2700 Sanders Rd.

Prospect Heights, IL 60070

Attention: Managing Director – Retail Services

With a copy to:

HSBC Retail Services Law Department

2700 Sanders Road

Prospect Heights, Illinois 60070

Attention: General Counsel – Retail Services

If to Merchant:

Nautilus, Inc.

16400 SE Nautilus Dr.

Vancouver, Washington 98683

Attn: Director of Legal Affairs

or such other addresses as each party may designate to the other by notice hereunder. Said notices shall be deemed to be received when sent to the above addresses (i) upon three (3) Business Days after deposit in the U.S. first class mail with postage prepaid, (ii) upon personal delivery, or (iii) upon receipt by telex, facsimile, or overnight/express courier service or mail.

Section 13.17 Amendments and Supplementary Documents.

Reference herein to “this Agreement” shall include any schedules, appendices, exhibits, and amendments hereto. HSBC may amend this Agreement upon ten (10) days’ prior written notice to Merchant if such modification is reasonably determined by HSBC to be required by any state or federal law, rule, regulation, governmental or judicial order, opinion, interpretation or decision. Any amendment or modification to this Agreement must be in writing and signed by a duly authorized officer of HSBC and Merchant to be effective and binding upon the parties; no oral amendments or modifications shall be binding upon the parties.

Section 13.18 Assignment.

This Agreement is binding upon the parties and their successors and assigns. Notwithstanding, Merchant may not assign this Agreement without the prior written consent of HSBC. Any merger, consolidation, transfer of assets or other transfer of control (defined to be a transfer on a cumulative basis of more than 25% of voting control) shall be deemed to be an assignment expressly prohibited by this Section 13.18 without the prior written consent of HSBC. Any purported assignment without such consent shall be void. HSBC may without Merchant’s consent assign this Agreement or any of the rights or obligations hereunder to any Affiliate of HSBC at any time. In the event of such assignment, the assignee shall have the same rights, remedies and obligations as HSBC under this Agreement.

Section 13.19 Nonwaiver and Extensions.

HSBC shall not by any act, delay, omission, or otherwise be deemed to have waived any rights or remedies hereunder. Merchant agrees that HSBC’s failure to enforce any of its rights under this Agreement shall not affect any other right of HSBC or the same right in any other instance.

Section 13.20 Rights of Persons Not a Party.

This Agreement shall not create any rights on the part of any person or entity not a party hereto, whether as a third party beneficiary or otherwise.

Section 13.21 Section Headings.

The headings of the sections of this Agreement are for reference only, are not a substantive part of this Agreement and are not to be used to affect the validity, construction or interpretation of this Agreement or any of its provisions.

Section 13.22 Integrations.

This Agreement contains the entire agreement between the parties. There are merged herein all prior oral or written agreements, amendments, representations, promises and conditions in connection with the subject matter hereof. Any representations, warranties, promises or conditions not expressly incorporated herein shall not be binding on HSBC.

Section 13.23 Governing Law/Severability.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law principles of Nevada. If any provision of this Agreement is contrary to Applicable Law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof.

Section 13.24 Jurisdiction.

ANY SUIT, COUNTERCLAIM, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT BY THE PARTIES SOLELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. MERCHANT AND HSBC HERBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUCH SUIT, COUNTERCLAIM, ACTION, PROCEEDING OR JUDGMENT (IT BEING UNDERSTOOD THAT SUCH CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WAIVES ANY RIGHT TO SUBMIT ANY DISPUTES HEREUNDER TO ANY COURTS OTHER THAN THOSE ABOVE).

Section 13.25 WAIVER OF JURY TRIAL.

HSBC AND MERCHANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, SUIT, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR HSBC AND MERCHANT ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, HSBC and Merchant have caused their duly authorized representatives to execute this Merchant Agreement as of the date set forth above.

HSBC BANK NEVADA,
NATIONAL ASSOCIATION		ATTESTED OR WITNESSED

By:	/S/ Brian D. Hughes	By:	/s/ Kimberly D. Schneider
Print Name:	Brian D. Hughes	Print Name:	Kimberly D. Schneider
Title:	Executive Vice President	Title:	Executive Assistant

NAUTILUS, INC.		ATTESTED OR WITNESSED

By:	/s/ Kenneth L. Fish	By:	/s/ Susan D. Krauss
Print Name:	Kenneth L. Fish	Print Name:	Susan D. Krauss
Title:	Senior Vice President, Chief Administrative Officer	Title:	Executive Assistant

94-3002667
Merchant’s Federal Tax ID #

Schedule 2.2

FINANCIAL TERMS

Discounts

The base discount fees shall be as follows:

Standard Credit Program	Discounts		Multiplier
Standard Revolving	*0%		*
3 month SAC/Delayed Monthly Payments	*	%	*
6 month SAC/Monthly Payments	*	%	*
12 month SAC/Monthly Payments	*	%	*
6 month Waived Finance Charge/Delayed Monthly Payments	*	%	*
12 month Waived Finance Charge/Delayed Monthly Payments	*	%	*
16.99% Reduced Rate/Fixed Payments	*	%	*

Extended Credit Program	Discounts		Multiplier
Standard Revolving	*	%	*
3 month SAC/Delayed Monthly Payments	*	%	*
6 month SAC/Monthly Payments	*	%	*
12 month SAC/Monthly Payments	*	%	*
6 month Waived Finance Charge/Delayed Monthly Payments	*	%	*
12 month Waived Finance Charge/Delayed Monthly Payments	*	%	*
16.99% Reduced Rate/Fixed Payments	*	%	*

The Promotional Credit Plan discount fees shall be adjusted based upon changes in LIBOR and the Liquidity Spread. The new Promotional Credit Plan discount fees shall be determined and adjusted on each Adjustment Date. The new Promotional Credit Plan discount fees shall be effective as to all Credit Promotion volume accepted and funded by HSBC for the next three (3) months starting immediately after the applicable Adjustment Date.

The new Promotional Credit Plan discount fees shall be determined by adding or subtracting the LIBOR Adjustment and the Liquidity Spread Adjustment to or from the base Promotional Credit Plan discount fee for each Credit Promotion.

Example – 6 Months Standard Credit Program SAC/Monthly Payments Credit Promotion

If the Current LIBOR on the Adjustment Date is *% and the Base LIBOR was *%, and if the Current Liquidity Spread on the Adjustment Date is *i% and the Base Liquidity Spread was *%, the discount fee would be calculated as follows:

1. *% (Current LIBOR) minus *% (Base LIBOR) = *% (LIBOR Spread); * (Multiplier for a 6 Month Standard SAC/MP promotion) times *% (LIBOR Spread) = * % (LIBOR Adjustment)

2. *% (Current Liquidity Spread) minus *% (Base Liquidity Spread) = *% (Liquidity Spread); .*(Multiplier for a 6 Month Standard SAC/MP promotion) times *% (Liquidity Spread) = *% (Liquidity Spread Adjustment).

3. *% (6 Month Standard SAC/MP promotion base discount fee) + *% (LIBOR Adjustment) + *% (Liquidity Spread Adjustment) = *% (new discount fee for 6 Month Standard SAC/MP promotion).

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Notwithstanding the foregoing, the discount fees for the Standard Plan and all Promotional Credit Plans shall never be lower than 0%.

Merchant shall be entitled to a refund of the discount fees if the Card Sale is canceled or the Goods are returned or canceled within thirty (30) days of the date of the Card Sale. There shall be no refund of the discount fees if the Card Sale is canceled or the Goods are returned or canceled thirty (30) days or more after the date of the Card Sale.”

Application Approval Rates.

HSBC will notify Merchant of any significant changes that impact approval rates for the Program and, at Merchant’s request, discuss those changes with Merchant.

Schedule 2.5

SALES, GROSS RECEIPTS, AND PRIVILEGE TAX REFUNDS, DEDUCTIONS, AND CREDITS

I. Applicability. Merchant agrees that HSBC or Merchant may file claims for refund (“Refunds”) or claim deductions, credits, amended returns or audit offsets (collectively, “Credits”) with respect to sales tax, gross receipts tax, transaction privilege tax, or other similar tax imposed on sales of tangible property with respect to any Accounts in states (and local jurisdictions) in which HSBC and Merchant mutually agree (i) the balances of which have been charged off by HSBC for federal income tax purposes, (ii) which were or are owned by HSBC , and (iii) which were originated with customers of Merchant who financed their retail purchases through HSBC , or through another lender and the Account was acquired by HSBC (“Mutual Claims”). This agreement shall apply to all Refunds or Credits filed or claimed on or after the Effective Date. Except as is otherwise provided in this Agreement, all Accounts that are the subject of this Schedule 2.10 were either acquired or originated by HSBC or received by HSBC by assignment without recourse. In the event of a termination of this Agreement, all Mutual Claims filed or pending prior to such termination shall continue to be processed and governed by the terms of this Schedule 2.10 (a Mutual Claim is pending with respect to an Account if the Account has been charged off by HSBC prior to or after the termination of this Agreement, but no Mutual Claim has been filed as of the date of termination of this Agreement with respect to such Account).

II. Assignment. With respect to claims for Refunds or Credits in states (and local jurisdictions) in which HSBC is the lead claimant (including, but not limited to, California, Indiana, and Washington), Merchant hereby assigns its right to any bad debt sales or use, gross receipts, transaction, privilege or other tax refunds, deductions or credits to HSBC with respect to all Accounts charged off relating to sales made in such states.

III. Agreement to Pursue Mutual Claims. HSBC and Merchant shall mutually agree upon the states in which Mutual Claims are to be filed. In the event Merchant elects to not participate for a particular period or in a particular state, HSBC may elect to pursue such Refund or Credit for its own account for such period or state and HSBC shall be entitled to all proceeds received from such Refund or Credit.

IV. Determination of Claimant and Method of Pursuing Mutual Claims. The determination of the party filing the Refund or claiming the Credit in a particular state shall be made by mutual agreement of HSBC and Merchant. The determination of whether the Mutual Claim shall be pursued as a Refund or Credit shall be made by mutual agreement of HSBC and Merchant.

V. Preparation and Filing of Mutual Claims. HSBC shall prepare all Mutual Claims for filing regardless of the identity of the claimant. Merchant will work expeditiously with HSBC to ensure that no Mutual Claims will be lost or denied due to the expiration of any statute of limitations. If the Mutual Claim is a Credit, HSBC shall provide the documentation supporting the Credit in spreadsheet format to Merchant, and Merchant shall file the return or amended returns on which the Credit shall be taken. Merchant shall provide to HSBC the taxable sales percentage from Merchant’s sales tax returns (taxable sales divided by total sales for such state) for each state and period with respect to which a Mutual Claim will be filed and any other information that is requested by HSBC or a state (including but not limited to information contained in Merchant’s state or federal income tax returns or from Merchant’s computer systems) within 60 days after HSBC or the state requests such information. If a Refund is to be claimed in any state that requires an election or other written form to be filed as a condition to receiving a Refund, Merchant agrees to provide and execute such form that satisfies such state’s requirement regarding Merchant and all of Merchant’s retailers that are Affiliates of Merchant. If a state contacts either party with respect to any Mutual Claim, such party shall (i) provide prompt written notice of such event to the other party, (ii) provide copies of all correspondence and documents received from the state to the other party with respect to such Mutual Claim and (iii) consult with the other party prior to engaging in discussions with any state or providing any information (including Confidential Information) to any state regarding the Mutual Claims.

VI. Audits of Mutual Claims. If either party receives a notice of audit from a state, such party shall (i) provide written notice to the other party and (ii) provide copies of all correspondence received from the State to the other party with respect to such Mutual Claim. HSBC and Merchant shall jointly defend the audit through mutually agreeable means. Both parties shall consult with the other party prior to engaging in discussions with any state or providing any information (including Confidential Information) to any state regarding the audit of any Mutual Claim.

VII. Litigation With Respect To Denied or Assessed Mutual Claims. In the event a Mutual Claim is assessed or denied, HSBC and Merchant shall mutually determine whether to appeal such denial through the state administrative appeals process and, if applicable, to court.

VIII. Proceeds of Refunds and Credits. HSBC and Merchant shall each bear their own internal and external costs in connection with all Mutual Claims, including the fees and expenses of all outside consultants and attorneys. Merchant and HSBC agree that the Merchant shall receive twenty-five percent (25%) and HSBC shall receive seventy-five (75%) of the gross amount (including interest) of the Refunds received or Credits claimed with respect to Mutual Claims (the “Sharing Percentage”). A party receiving a Refund shall retain its Sharing Percentage and shall pay to the other party, in cash or by check, the other party’s Sharing Percentage within thirty (30) days of receipt. In the event the party receiving the Refund fails to pay the Sharing Percentage to the other party within such thirty (30) day period, the party receiving the Refund shall also pay interest to the other party on the other party’s Sharing Percentage at the rate of 1% per month until paid. If Merchant claims a Credit, Merchant shall retain its Sharing Percentage and shall pay to HSBC, in cash or by check, HSBC ‘s Sharing Percentage within thirty (30) days after the earliest to occur of the Credit being claimed on a return or amended return, the Credit being approved/granted by the state, or the allowance of an audit offset by the state. In the event Merchant fails to pay the Sharing Percentage to HSBC within such thirty (30) day period, Merchant shall also pay interest to HSBC on its Sharing Percentage at the rate of 1% per month until paid.

IX. Audit Assessment. In the event either party is audited or assessed by a governmental entity and, as a result of such assessment any Refund or Credit resulting from a Mutual Claim is required to be returned to the governmental entity, the non-audited party will pay the audited party its Sharing Percentage of the Refund or Credit returned by the audited party, plus its Sharing Percentage of any interest and/or penalties paid by the audited party (except interest and penalties caused solely by the audited party’s acts, omissions, or negligence), within thirty (30) days after the audited party pays such amount to the State and provides written proof of payment to the non-audited party. In the event a non-audited party fails to pay the amounts described in the immediately preceding sentence to the audited party within such thirty (30) day period, the non-audited party shall also pay to the audited party interest on such amount at the rate of 1% per month until paid.

X. Chargebacks and Repurchases. Merchant agrees that HSBC or Merchant may file Refunds or claim Credits with respect to sales tax, gross receipts tax, transaction privilege tax, or other similar tax imposed on sales of tangible property with respect to any Accounts in states (and local jurisdictions) in which HSBC and Merchant mutually agree, that were originated with customers of Merchant who financed their retail purchases through HSBC and which HSBC charged back to Merchant pursuant to Article 6 of this Agreement (“Chargeback Mutual Claims”). Merchant and HSBC agree that the terms outlined above in Sections III through VIII of this Schedule 2.10 shall apply to Chargeback Mutual Claims except that the Sharing Percentage for the Chargeback Mutual Claims is seventy-five percent (75%) for the Merchant and twenty-five (25%) for HSBC . HSBC may elect to not participate for a particular period or in a particular state. In the event HSBC elects to not participate for a particular period or in a particular state, Merchant may elect to pursue such Refund or Credit for its own account for such period or state and Merchant shall be entitled to all proceeds received from such Refund or Credit. In the event of a termination of this Agreement, all Chargeback Mutual Claims filed or pending prior to such termination shall continue to be processed and governed by the terms of this Schedule 2.10 (a Chargeback Mutual Claim is pending with respect to an Account if the Account has been charged off by HSBC prior to or after the termination of this Agreement, but no Chargeback Mutual Claim has been filed as of the date of termination of this Agreement with respect to such Account).